Exhibit 99.1

FOR IMMEDIATE RELEASE                          Contact:    Robert E. Klem, Ph.D.
#97C009                                                          JBL Scientific
                                                                   805-544-8524

GENTA ANNOUNCES RESIGNATION OF THOMAS H. ADAMS, PH.D., THE
APPOINTMENT OF MICHAEL S. WEISS AS INTERIM CHAIRMAN AND THE
APPOINTMENT OF A TRANSITIONAL MANAGEMENT TEAM

SAN DIEGO, CA., May 6, 1997 -- Genta Incorporated (NASDAQ: GNTAC) today announced that Thomas H. Adams, Ph.D., who co-founded the Company in 1989, has resigned from the Board of Directors and as Chairman and Chief Executive Officer of the Company. Dr. Adams will remain as a consultant and technical advisor to the Company as Chairman Emeritus.

The Company also announced that Mr. Michael S. Weiss, Senior Managing Director of Paramount Capital, Inc., was elected to the Board of Directors of Genta and as Interim Chairman of the Board. Mr. Weiss is also a director of AVAX Technologies, Inc., Xytronyx, Inc. and Palatin Technologies, Inc., each a publicly traded biotechnology company.

In addition, the Company announced that Mr. John F. Dee and Mr. John V. Oyler will assist the Company as an interim management team during this transitional period while the Company seeks a full-time Chief Executive Officer. Both Mr. Dee and Mr. Oyler were most recently management consultants at McKinsey & Company, Inc., a multinational consulting firm and both have consulting and operational experience in healthcare and biotechnology.

"This is an extremely exciting time for Genta," said Mr. Weiss. "We believe there is significant value in Genta's cancer and drug delivery programs and look forward to assisting the Company in its effort to further the development and ultimate commercialization of these product opportunities."

In addressing reasons for his resignation, Dr. Adams noted "The recent investment by the Aries Funds and the involvement of Paramount Capital has improved the near- and long-term prospects of the Company. Those developments, coupled with the favorable resolution of the lawsuit brought against the Company, present an appropriate juncture at which it becomes possible and appropriate for me to step down from my daily involvement."

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to

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future  events,  but are  subject to many risks and  uncertainties,  which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. The Company does not undertake to update any forward-looking statements.

Genta Incorporated is a biopharmaceutical company whose strategy consists of building a product portfolio that represents varying degrees of development risk and market potential. In the near-term, the Company is developing, through Genta Jago Technologies B.V. (the Company's joint venture with Jagotec AG), oral controlled-release drugs utilizing patented GEOMATRIX(R) technology. Longer term, Genta is developing proprietary Anticode(TM) (antisense) products intended to treat cancer at its genetic source.